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CONSENT OF INDEPENDENT AUDITORS


Tri-Continental Corporation:


We consent to the use in Amendment No. 29 to Investment Company Act No. 811-266 of our report dated January 29, 1999, appearing in the Annual Report to Security Holders for the year ended December 31, 1998, incorporated by reference in the Statement of Additional Information, and to the reference to us under the captions "Financial Highlights" in the Prospectus and "Experts" in the Statement of Additional Information which are also part of such Registration Statement.




DELOITTE & TOUCHE LLP
New York, New York
April 19, 1999